Principal Mutual Life Insurance Company Master Individual Retirement Account Plan and Custody Agreement

This is the Principal Mutual Life Insurance Company's Master Individual Retirement Account Plan and Custody Agreement for use by individuals who desire to establish an Individual Retirement Account (IRA), as described in Section 408(a) of the Internal Revenue Code (Code). Principal Mutual Life Insurance Company hereby agrees to act as Custodian of any IRA established under the Plan and this Agreement, subject to the following terms and conditions:

ARTICLE I - Limitations on Contributions

In addition to the initial contribution made at the time the Account is established, the Custodian may accept additional cash contributions from, or on behalf of, the Participant for a taxable year of the Participant except as limited below.

Except in the case of a Rollover Contribution as that term is described in Code Sections 402(c), 403(a)(4), 403(b)(8) or 408(d)(3), or an employer contribution to a Simplified Employee Pension as defined in Section 408(k), only cash contributions will be accepted, and such contribution shall not exceed the lesser of $2,000 or 100% of compensation.

Two applications are necessary if both spouses are establishing an IRA. The maximum combined contribution in the event of a non-working spouse is the lesser of 100% of compensation or $2250. The maximum contribution must be split between the two accounts so no more than $2000 is placed in either account.

Excess Contributions

A retirement savings deduction will not be allowed for contributions to an IRA in excess of the 100%-$2,000/$2,250 limits, or in the case of a Simplified Employee Pension, 15%-$30,000 limitation discussed above; nor will the deduction be allowed for any contribution made during the year in which or after the Participant reaches 70 1/2 (except in the case of a Simplified Employee Pension), or in the case of a Participant who is a non-working spouse, the year in which or after the working spouse reaches age 70 1/2. (A deductible spousal contribution can be made to the IRA of the non-working spouse as long as the non-working spouse is under age 70 1/2 and the working spouse has earned income.) Additionally, a nondeductible federal excise tax penalty in the amount of 6% of such excess contributions will be imposed on any Participant who has excess contributions in his IRA. This penalty will be imposed each year until the excess contributions are removed.

An excess contribution may be removed from an IRA by withdrawing the amount of the excess or by applying the excess toward the retirement savings deduction of the Participant in a subsequent year. If an excess contribution is withdrawn from the Retirement Account, together with the net income of such excess contribution, prior to the due date for filing the Participant's income tax return for the year in which the excess contribution was made (including extensions of time), the 6% nondeductible excise tax will not be imposed, the contribution withdrawn will not be included in the Participant's gross income for the year in which received, and the federal 10% tax on premature distributions (see Distributions) will not be imposed on the excess withdrawn. The net income on such excess contribution that is withdrawn will be deemed to have been earned and is taxable in the taxable year in which such excess contribution was made.

If an excess contribution is withdrawn after the due date for filing the Participant's income tax return for the taxable year (including extensions of time) and no deduction was taken for the excess portion of the contribution, the excess withdrawn will not be included in the Participant's federal gross income for the year in which received, and the 10% federal tax on premature distributions will not be imposed on the excess withdrawn, provided that the total contributions during the year, including the excess contribution, did not exceed $2,250. Any earnings of such excess contributions withdrawn after the due date for filing the Participant's income tax return (including extensions of time) will be subject to the taxes on premature distributions and will be included in federal gross income.

If an excess contribution is withdrawn after the due date for filing the Participant's income tax return for the taxable year (including extensions of time) and the total contribution for the taxable year exceeded $2,250, the excess contribution that is withdrawn will be included in the Participant's federal gross income for the year in which received, the 10% federal tax on premature distributions will be imposed on the amount withdrawn, and the 6% nondeductible excise tax will be imposed for each year until the excess contribution is removed.

ARTICLE II - Nonforfeitability

The interest of the Participant in the balance in his or her Account shall at all times be nonforfeitable.

The Account is established for the exclusive benefit of the Participant and his or her beneficiaries.

ARTICLE III - Prohibited Investments

No part of the custodial funds shall be invested in life insurance contracts, nor may the assets of any Participant's Account be commingled with other property except in a common trust fund or common investment fund [within the meaning of Code Section 408(a)(5)]. All funds shall be invested in shares of such Mutual Funds as Participant shall designate.

ARTICLE IV - Distributions

The entire amount of any distribution from an IRA, other than a timely withdrawal of excess contribution, including amounts deemed distributed as the result of a prohibited transaction (see Prohibited Transactions) will be includible in the gross income of the person receiving such distribution and taxable as ordinary income. If the distribution occurs before the Participant is age 59 1/2, the Participant will be charged with a nondeductible federal excise tax of 10% of the amount of the premature distribution. The excise tax will not be applied, however, if the distribution or withdrawal is due to the Participant's death, disability as defined in the Plan, or if distributions are made in substantially equal periodic payments (at least annually) for the life expectancy of the individual or the joint life expectancies of the individual and his or her own beneficiary.

The Participant may begin to take money out of an IRA without penalty after the age of 59 1/2, but must begin receiving a distribution from his or her Account not later than the April 1 following the calendar year in which the Participant attains age 70 1/2 (required beginning date). At least 30 days prior to that date the Participant must elect to have the balance in the Account distributed in:
     (a) a single sum payment,
     (b) equal, or substantially equal, monthly, quarterly, semiannual or annual payments (see "Minimum amounts to be distributed" below) commencing not later than the above date and not extending beyond the life expectancy of the Participant, or
     (c) equal, or substantially equal, monthly, quarterly, semiannual or annual payments (see "Minimum amounts to be distributed" below) commencing not later than the above date and not extending beyond the joint and last survivor expectancy of the lives of the Participant and the designated Beneficiary.

Minimum amounts to be distributed. If the Participant's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least equal to the quotient obtained by dividing the Participant's benefit by the applicable life expectancy.

For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (1) the applicable life expectancy or (2) if the Participant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy as the relevant divisor without regard to proposed regulations section 1.401(a)(9)-2.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Participant by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Participant and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated; instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

A 50% excise tax will be imposed on the difference between the minimum payout required and the amount actually paid, unless the underdistribution was due to reasonable cause.

Notwithstanding that distributions may have commenced pursuant to (b) or (c) above, the Participant may receive a larger distribution from the Account upon written request to the Custodian. If the Participant fails to elect any of the methods described above on or before April 1 following the year in which the Participant attains age 70 1/2, distribution will be made in a single sum payment on or before that date.

Notwithstanding any other provision of this Plan, the Participant or a Beneficiary may elect to receive distribution in any manner permitted by law which satisfies the requirements of Section 401(a)(9) of the Code and Regulations thereunder, and approved by the Custodian.

The duty to determine the amount of the distributions hereunder shall be the Participant's or, when applicable, the designated Beneficiary. The Custodian shall not be liable to the Participant or any other person for taxes or other penalties incurred as a result of failure to distribute the minimum amount required by law.

Any distributions before the age of 59 1/2 will result in an additional tax equal to 10% of the taxable amount of the distribution, unless the participant is disabled. The 10% penalty does not apply to amounts not exceeding the amount allowable as a deduction for medical expenses, or to a series of substantially equal periodic payments over the participant's life or life expectancy or the joint lives or life expectancies of the participant and the beneficiary.

Distributions are generally taxed as ordinary income in the year they are received, and are not eligible for capital gains treatment or the special averaging rules that apply to lump sum distributions from qualified employee plans. Distributions are nontaxable to the extent they represent a return of certain nondeductible contributions made for years after 1986 (See Income Tax Considerations). The nontaxable percentage of such a distribution is determined by dividing (a) undistributed nondeductible contributions by (b) the total value of all IRAs (including SEPs and Rollover IRAs).

Unless a special election is made by a taxpayer, any distributions from IRAs and other qualified plans within one year in excess of $150,000 may be subject to a 15% excess distribution penalty.

ARTICLE V - Death Benefits

If the Participant dies before receiving full distribution from the Account, the balance in the Account must be distributed in the following manner: (a) Distributions beginning before death. If the owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the owner's death.
(b) Distributions beginning after death. If the owner dies before distribution of his or her interest begins, the owner's entire interest will be distributed in accordance with one of the following four provisions: (1) The owner's entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the owner's death.
     (2) If the owner's interest is payable to a Beneficiary designated by the owner and the owner has not elected (1) above, then the entire interest will be distributed over the life or over a period certain not greater than the life expectancy of the designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the owner died. The designated Beneficiary may elect at any time to receive greater payments.
     (3) If the designated Beneficiary of the owner is the owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year immediately following the calendar year in which the owner died and (2) December 31 of the calendar year in which the owner would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the owner's death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may increase the frequency or amount of such payments at any time.
     (4) If the designated Beneficiary is the owner's surviving spouse, the spouse may treat the account as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the account, makes a rollover to or from such account, or fails to elect any of the above three provisions.
     (c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the surviving spouse and shall apply to all subsequent years. In the case of any other designated Beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.
(d) For purposes of this requirement, any amount paid to a child of the owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

ARTICLE VI - Declaration of Intention

Except in the case of the Participant's death, Disability [as defined in Section 72(m) of the Code] or attainment of age 59 1/2, the Custodian shall receive from the Participant a declaration of the Participant's intention as to the disposition of the amount distributed before distributing an amount from the Participant's Account.

ARTICLE VII - Notices And Reports

The Participant agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required pursuant to Section 408(i) of the Code and the regulations thereunder.

The Custodian agrees to submit reports to the Internal Revenue Service and the Participant at such time and in such manner and containing such information as is prescribed by the Internal Revenue Service. Currently, calendar year reports concerning the status of the account are required to be furnished annually.

ARTICLE VIII - Controlling Article

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence shall be controlling. Furthermore, any such additional article shall be wholly invalid if it is inconsistent, in whole or in part, with Section 408(a) of the Code and the regulations thereunder.

ARTICLE IX

The Custodian shall have the authority to amend this Agreement from time to time in order to comply with the provisions of the Code and regulations thereunder. The Custodian shall have the right to amend its fee structure and amounts. Such an amendment shall apply to current and/or future years only. The Custodian shall also have the right to amend this agreement by adding additional investment alternatives. Furthermore, other amendments may be made upon written consent of the Custodian and the Participant.

ARTICLE X - Definitions

Account shall mean the Principal Mutual Life Insurance Company Individual Retirement Account which has been established in accordance with Section 408 of the Code and consists of the terms and conditions herein set forth together with the provisions of the Application.

Beneficiary shall mean the person(s) or entity(ies) designated to receive the balance in the Account upon the death of the Participant or upon the death of a prior Beneficiary.

ERISA means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

Compensation means wages, salaries, professional fees, and other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions-paid salespersons, remuneration for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition,
Section 401(c)(2) shall be applied as if the term trade or business for purposes of Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term compensation shall include any amount includible in the individual's gross income under Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2).

Custodian means Principal Mutual Life Insurance Company or any successor thereto.

Investment Manager refers to Princor Management Corporation. This term shall have the same meaning as that in Section 3(38) of ERISA. The Investment Managers with respect to the Mutual Funds hereby acknowledge that they are fiduciaries with respect to the Plan. The Investment Managers with respect to the individual Participant's Account hereby acknowledge that they are fiduciaries with respect to the funds of the Participant.

Princor Group of Funds, Mutual Fund, Fund, or The Princor Family of Mutual Funds means the fund or funds managed by Princor Management Corporation which have been made available for the investment of IRA contributions and in which all contributions made under this Plan shall be invested.

Participant   means  any   individual   of  legal  age  who  shall  execute  the
Participation Agreement and make contributions to this Plan.

Participation Agreement means the written agreement executed by the Participant and, where applicable, the Broker, whereby the Participant agrees to participate in the Plan.

Plan means the terms and conditions of this Principal Mutual Life Insurance Company IRA Plan and Custody Agreement including any amendments made pursuant to
Article XV of the Plan.

Spousal IRA means two contributory IRAs established by a working individual for himself or herself and for the benefit of his or her non-employed spouse.

All other capitalized words, terms and phrases not specifically defined shall have and carry the meaning given them under the Code.

ARTICLE XI - Investments

All contributions received by the Custodian shall be invested in such Mutual Funds as the Participant may designate.

At  the  time  the  Participant  executes  the  Participation   Agreement,   the
Participant shall specify the particular Mutual Fund or Funds in which contributions shall be invested. After the initial contribution, the Participant may, at any time, direct the Custodian to transfer contributions then invested in any such Fund into any other such Funds. Transfers made pursuant to such direction shall not be considered a distribution of any Account to the Participant.

No party identified herein shall be required to comply with any direction of the Participant which in the judgment of such party may subject it to liability or expense unless such party shall be indemnified in manner and amount satisfactory to it.

The Participant is 100% vested at all times in all funds attributed to his Account.

The Participant may not borrow funds from his Account, nor may he use the funds as security for any loan or extension of credit.

Except as provided in this Plan, no right, interest or claim in or to any funds held in the Mutual Fund shall be transferable, assignable or subject to pledge by the Participant or Beneficiary, and any attempt to transfer, assign or pledge the same shall not be recognized except as required by law. The right, interest or claim in or to any funds held in the Mutual Fund shall not be subject to garnishment, attachment, execution or levy except as permitted by law.

Any Participant under the Plan may transfer his or her interest, in whole or in part, to his or her spouse under a decree of divorce or dissolution of marriage or a written instrument incident to such divorce or dissolution. At the time of transfer, such interest shall be deemed an IRA of such spouse. The Participant shall promptly notify Custodian of any such transfer by delivery to Custodian of a certified copy of such decree or a true copy of such written instrument. Upon receipt of the certified copy of such decree or a true copy of such written instrument from any source, Custodian shall promptly adjust its books and records to reflect that such Account is for the benefit of such former spouse. Custodian shall not be required to accept contributions to or make distributions from an Account established for a former spouse by reason of a transfer of interest by a Participant to such former spouse hereunder until such former spouse shall execute a Participation Agreement.

The Plan and the Accounts established hereunder shall be governed by all applicable laws, rules and regulations of the United States of America and the State of Iowa.

ARTICLE XII - Contributions

All initial contributions shall be paid to the Custodian at the time the Participation Agreement is executed. Additional contributions may be paid to the Custodian in such manner and in such amounts as the Custodian shall specify.

Contributions made by or on behalf of the Participant may be paid at any time during the calendar year, but in no event later than the last day for the filing of the Federal Income Tax Return for the calendar year to which they relate, not to include any extensions thereof.

Except  in  the  case  of  a  Rollover  IRA  or  Simplified   Employee  Pension,
contributions made by or on behalf of the Participant shall not be made during or after the calendar year in which the Participant attains age 70 1/2 years.

All IRA contributions must be in cash.

If an Excess Contribution is made by or on behalf of the Participant for any calendar year, upon written request for distribution from the Participant stating the amount of the Excess Contribution to be distributed, Custodian will distribute such amount of the Excess Contribution to the Participant, together with the income attributable thereto. The Custodian shall not have any duty to determine whether an Excess Contribution has been made by or on behalf of the Participant, and the Custodian shall not be held liable by the Participant or any other person for failing to determine whether an Excess Contribution was made or for failing to make distribution of such Excess Contribution without request of the Participant. The Custodian shall not be liable to the Participant or any other person for taxes or other penalties incurred as a result of an Excess Contribution and any income attributable thereto or as a result of a distribution of an Excess Contribution and any income attributable thereto.

Before the Custodian shall accept a contribution by or on behalf of the Participant as a Rollover Contribution, the Participant shall deliver to the Custodian a written declaration, in a form acceptable to the Custodian, that such contribution is eligible for treatment as a Rollover Contribution. Notwithstanding anything to the contrary in the Plan, once the Custodian has received a declaration from the Participant that a contribution is a Rollover Contribution, the Custodian may conclusively rely on the Participant's declaration and may accept and treat the contribution as a Rollover Contribution. All Rollover Contributions from a qualified employer plan shall be maintained in a separate Rollover IRA.

ARTICLE XIII - Designation of Beneficiary

The Participant may designate the Beneficiary of his or her Account by a written form acceptable to and filed with Custodian. Community property states and marital property states require spousal consent if someone other than the spouse is to be named as Beneficiary.

If the Participant designates more than one Beneficiary, he or she shall designate the percentage interest that each such Beneficiary shall receive from his or her Account upon distribution. In the event no such percentage interest is designated, the interest of each Beneficiary shall be equal.

If the Participant predeceases his or her spouse before his or her entire Account is distributed in accordance with Article IV(c) of the Plan and the Participant has designated no Beneficiary for the remaining interest or all such Beneficiaries predecease the Participant's spouse, then the interest of the Participant's spouse in the Account shall be fully vested and subject to the terms and conditions of this Article and the Participant's spouse shall be entitled to designate the Beneficiary of the Account in accordance with this Article.

The Participant may, at any time, change or revoke any designation made under this Article in a written form acceptable to and filed with the Custodian. Upon the death of the Participant, the designation or designations made hereunder shall be irrevocable. The designation shall be effective only if received by the Custodian prior to the death of the Participant.

If the Participant fails to designate any Beneficiary or if the Participant revokes the designation of Beneficiary or if all Beneficiaries designated predecease the Participant, then the entire interest of the Participant in his Account shall pass to the Participant's estate.

ARTICLE XIV - Administrative Duties

This Article shall delineate the responsibilities of the Custodian. The Custodian shall maintain the Account in the name of the Participant and shall be responsible only for the contributions of which it receives notice from the Participant. The Custodian shall make distributions and transfers only in accordance with the directions of the Participant. The Custodian shall keep records of all receipts, investments and disbursements relating to the Account. The Custodian shall furnish the Participant or the Beneficiary, where applicable, with a written Statement of transactions relating to the Account. Unless the Participant shall have filed with the Custodian Agent written exceptions or objections to such Statement within thirty (30) days after it is furnished, the custodian shall be forever released and discharged from liability or accountability to the Participant or the Beneficiary, with respect to the acts and transactions shown in the Statement. No Beneficiary shall be entitled to Statements hereunder until the Participant is deceased and distribution shall have commenced to such Beneficiary.

The duties and  responsibilities of all parties to this Agreement are limited to
those   specifically   stated   herein  and  no  other  or  further   duties  or
responsibilities shall be implied.

ARTICLE XV - Amendments Or Revocation Of Participation in Plan

The Participant may terminate participation in the Plan at any time by notifying the Custodian in writing of the intention to terminate and instructing the Custodian in writing to whom and by what means the funds on deposit in his Account shall be transferred. Withdrawal of all funds invested in the Mutual Fund shall terminate participation in the Plan. Although termination of this Account could have an adverse effect on a Simplified Employee Pension in which the Participant is participating, the Custodian has no liability to the Participant, the employer, or to any other employees of that employer with respect to such termination.

The Participant may revoke participation in the Plan within seven (7) business days from the date the Participant executes the Participation Agreement by notice to the Custodian in writing.

The Custodian may be required to withhold 10% from any taxable distribution an IRA unless the Participant elects no withholding at the time distributions begin. Whether or not the Participant allows the Custodian to withhold, he or she may be required to make quarterly estimated tax payments. In addition, unless the Participant indicates at the time he or she closes an IRA account that it is being transferred to another tax qualified plan, the Custodian will be required to withhold at least 10% of the distribution.

ARTICLE XVI - Miscellaneous

All instructions to the Custodian shall be in writing. The Participant may authorize an agent to give instructions hereunder. Any such agent, including any Broker authorized to direct the investment of a Participant's Account, must be authorized in writing by the Participant in such form which is approved by and filed with the Custodian. Any instruction by an agent so authorized shall be binding on the Participant. Any authorization hereunder shall remain in effect until revoked by the Participant in writing filed with the Custodian.

Principal  Mutual Life Insurance  Company shall  substitute  another  Trustee or
Custodian upon notification by the Internal Revenue Service that such substitution is required because it has failed to comply with the requirements of Section 1.401-12(n) of the Treasury Regulations, or is not keeping such records, or mailing such returns or sending such statements as are required by forms or regulations.

In no event shall the Custodian be liable or responsible for the payment of any tax or any penalty attributable to Excess Contributions, retention of Excess Contributions, failure to make the minimum distribution from the Account, or withdrawals or distributions made from the Account. Custodian shall not be required to make any distribution which, in the judgment of Custodian, will render Custodian directly liable for any such tax or penalty.

In the event Custodian shall receive any claim to the funds held under the Plan which claim is adverse to the interest of the Participant or the Beneficiary and which claim Custodian, in its absolute discretion, deems meritorious, Custodian may withhold distribution under the Plan until the claim is resolved or until instructed by a court of competent jurisdiction or Custodian may pay all or any portion of the funds then invested in the Mutual Fund into such court. Payment to a court under the Plan shall relieve Custodian of any further obligation to anyone for the amount so paid.

In the event any question arises or ambiguity exists as to the meaning, interpretation or construction of any provisions of the Plan, the Custodian is authorized to construe or interpret any such provision and such construction and interpretation shall be binding upon the Participant and the Beneficiary.

As compensation for its service hereunder, the Custodian shall be paid an annual maintenance fee of $15 per IRA Plan Participant Account on the first business day of December each year. Such fees shall be deducted from the Accounts as applicable and paid to the Custodian unless the participant elects, in a writing filed with the Custodian, to pay such fee directly. Any fee not paid directly when due may be deducted from the Account and paid to the Custodian.

Any notices required or permitted to be given to Custodian under the Plan shall be given to Custodian at the office of Custodian or any of its offices, and any notices required or permitted to be given to the Participant under the Plan shall be given to the Participant at the address for notice the Participant may file with Custodian from time to time. Notices hereunder may be personally served or sent by United States mail, first class, with postage prepaid and properly addressed.

Any provision of the Plan which disqualifies it as an IRA shall be disregarded to the extent necessary to continue to qualify it as an IRA under the code.

Titles to Articles in this Plan are for convenience only and, in the event of any conflict, the text of the Plan rather than the titles shall control.

                          Individual Retirement Custody
                          Account Disclosure Statement

Right To Revoke AN INDIVIDUAL MAY REVOKE HIS OR HER INDIVIDUAL RETIREMENT ACCOUNT (IRA) AND HIS OR HER PARTICIPATION IN THE PLAN AT ANY TIME WITHIN SEVEN
(7) BUSINESS DAYS AFTER HIS OR HER ADOPTION OF THE PLAN. In the event of such a revocation, the entire amount contributed by the individual will be returned.

Individuals wishing to revoke their Individual Retirement Accounts are required to mail or deliver a written notice of revocation to the custodian not later than the seventh business day after the establishment of his Retirement Account. The notice shall be deemed delivered on the date of the postmark.

Custodian:  Principal Mutual Life Insurance Company
            Princor Financial Services Corporation
            Attn:  IRA Section
            PO Box 10423
            Des Moines, Iowa 50306
            Telephone Number:  1-800-247-4123
Sponsor:    Princor Group of Funds

General Description Of The Plan

Except in the case of Rollover Contributions and Simplified Employee Pension Contributions, an Individual Retirement Account may be established under the Plan by any working individual who will not reach the age of 70 1/2 before the end of the year. See the Plan for a more detailed description of the restrictions on participation.

Contributions may be invested in any of the Mutual Funds named in the application. All dividends, capital gains distributions and interest will be reinvested in the Funds selected and will accumulate in the account on a tax-deferred basis. The individual (or the named beneficiary who survives the individual) may request the Custodian to exchange shares of one fund for any other eligible fund. Investments may be split among any of the funds named in the application.

The Participant may begin receiving distributions from their Individual Retirement Account without incurring a 10% penalty tax on premature distributions at any time after a Participant reaches age 59 1/2. (Please note the exceptions to distributions prior to the age of 59 1/2 in Article IV - Distributions.) The Participant must begin receiving distributions before April 1 following the year in which he or she attains age 70 1/2. He or she may elect to receive their distribution in a lump sum or in installments over any number of years selected by the Participant, but not exceeding their life expectancy or the joint and survivor expectancy of the Participant and his or her designated Beneficiary. Each payment is calculated by dividing the net asset value of the shares in the account, and any dividends held, by the number of payments remaining until the end of the period selected. A Participant may begin distributions before age 59 1/2 without incurring a 10% tax applicable to premature distributions if he or she proves that he or she is disabled, as defined in the Plan.

Income Tax Considerations

Persons who are not covered by an employer retirement plan can deduct amounts contributed to an IRA up to the lesser of $2,000 or 100% of compensation. Persons who are covered by an employer retirement plan will only be able to make tax-deductible contributions to IRAs if their incomes are below certain levels. For married persons filing separate tax returns, the fact that the spouse is covered by an employer retirement plan does not affect the non-covered spouse's ability to make deductible contributions. For married persons filing jointly where either spouse has an employer retirement plan, the full IRA deduction may be taken if adjusted gross income (AGI) is $40,000 or less ($25,000 or less for single taxpayers.) However, as the joint AGI exceeds $40,000 ($25,000 for singles), the IRA deduction is phased down at 20 cents (22.5 cents for spousal
IRAs) per dollar of AGI and is eventually phased-out when joint AGI reaches $50,000 ($35,000 for singles). The phaseout is based on AGI before it is reduced for deductible IRA contributions. The deduction is rounded down to the next lowest multiple of $10 when not already a multiple of $10. There is a $200 minimum deduction for anyone without phaseout limits. The amount of a contribution that is deductible is determined by the Participant and must be reported to the Custodian.

Employer retirement plans include pension and profit sharing plans, 401(k) plans, 403(b) plans, government plans and just about every other type of employer-maintained retirement plan. One exception: unfunded deferred compensation plans of state and local government and tax-exempt organizations. A person will be considered a participant in an employer retirement plan even if not vested. However, a person who works for an employer that has a plan, but who has not yet met the plan's eligibility requirements, can make deductible IRA contributions. A person's Form W-2 for the year should indicate whether that person is covered by an employer retirement plan.

The $2,000 annual contribution limit is reduced by any voluntary employee contributions to a qualified retirement plan maintained by an employer which are deductible from AGI.

Set-up charges and annual fees are considered miscellaneous deductions and, therefore, are not deductible unless miscellaneous deductions are in excess of 2% of the Participant's adjusted gross income.

Rollover Contributions

Certain distributions from qualified employee benefit plans and 403(b) plans (tax-sheltered annuities) are eligible to be paid to an individual retirement account or to another employee benefit plan or 403(b) plan. Such a payment is referred to as a rollover of an eligible rollover distribution. The administrator or custodian for the employee benefit plan or 403(b) plan from which the distribution is made can indicate which portion of a distribution is an eligible rollover distribution. Non-taxable distributions, distributions that are part of a series of substantially equal payments made at least once a year over long periods of time and distributions that are required after a participant attains age 70 1/2 are not eligible rollover distributions.

A rollover can be completed as a direct rollover to an individual retirement account (which avoids the application of a 20% income tax withholding requirement) or by reinvesting distribution proceeds paid to the plan participant in an individual retirement account within 60 days of the date the participant receives the distribution. If the distribution is not reinvested within 60 days of its receipt, the payment is taxed in the year in which the participant received it. Distributions from a qualified employee benefit plan may be eligible for special tax treatment such as 5-year averaging, 10-year averaging and capital gain tax treatment. This special tax treatment is not available if an individual previously rolled over a payment from the employee benefit plan or certain other similar plans of the employer. The special tax treatment is also not available for distributions rolled over to an IRA when distributions are subsequently made from that IRA. Also, if only part of a distribution from an employee benefit plan is rolled over to an IRA, this special tax treatment is not available for the part of the distribution that was not so rolled over. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how an individual may elect the special tax treatment. The Plan provides that Rollover contributions from a qualified employer plan shall be held in a separate IRA at all times.

Amounts distributed from another IRA may be rolled over to the Princor IRA. Rollovers between IRAs may occur no more than once a year; however, direct transfers of IRA assets to another IRA may occur at any time.

Under the Plan, Rollover Contributions may only be made in cash. If an individual receives a distribution from a qualified employee benefit plan of property other than cash, the individual may sell such property and invest the proceeds of the sale in a Rollover IRA under the Plan within 60 days after distribution.

Simplified Employee Pension Contribution

If an Individual Retirement Account is being used as a receptacle for employer contributions made under a Simplified Employee Pension (SEP) Plan, the limit on employer contributions in a taxable year is the lesser of $30,000 or 15% of a Participant's compensation.

Contributions must bear a uniform relationship to the total compensation (not in excess of the first $150,000 beginning in 1994) of each employee maintaining a SEP.

The employer's contribution is excluded from the Participant's taxable income.

Please see your Registered Representative for additional information about Simplified Employee Pension plans.

Excess Contributions

Contributions for an individual during a taxable year are considered excess contributions if they exceed 100% of compensation or $2,000, or such other limit as may be prescribed by law. Contributions to individual accounts for a person and that person's spouse are considered excess contributions if contributions exceed the lesser of: (1) $2,250; (b) 100% of the compensation includable in gross income for the taxable year; or (c) more than $2,000 paid to a single individual retirement account for the individual or the individual's spouse. If excess contributions are made, the individual must pay a cumulative, non-deductible 6% excise tax on the portion of the contribution that exceeds the amounts permitted by law. An individual can avoid this excise tax by withdrawing the excess contribution prior to filing the tax return. Any income earned by the excess contribution must also be withdrawn at the time the excess contribution is withdrawn. Since the excess contribution was not deductible when made, it is not included in the individual's income when returned, nor is it subject to the 10% tax on premature distributions. Income earned by the excess contribution, however, must be included in the individual's income tax return for the tax year in which it was earned. The foregoing is inapplicable if: (a) a deduction was allowed for the excess contribution or (b) full contributions (including excess contributions) for the year exceeded $2,250. If the 6% excise tax is imposed for the taxable year, its cumulative effect can be avoided by making reduced contributions in a future year. Excess rollover contributions can also be corrected (with regard to dollar limitations) if the excess contribution was due to reasonable cause.

Form 5329

Form 5329 (Return for Individual Retirement Savings Arrangement) must accompany an individual's tax return (Form 1040) only if the individual owes excess contribution taxes, premature distribution taxes, or taxes on certain accumulations.

Distributions/Transfers

Distributions are taxed as ordinary income when received. Ten-year and/or five-year averaging is not permissible.

If nondeductible contributions are made, the portion of the IRA contribution consisting of non-deductible contributions will not be taxed again when distributed. A distribution of a non-deductible IRA contribution will generally consist of a non-taxable portion (the return of non-deductible contributions) and a taxable portion (the return deductible contributions, if any, and account earnings).

Thus, an individual may not take a distribution which is entirely tax free. The following formula is used to determine the nontaxable portion of distributions for a taxable year:
     [Remaining NonDeductible Contributions Year-End / Total IRA Account Balances] X Total Distributions (for the year) = NonTaxable Distributions (for the year)
All of an individual's IRAs are treated as a single IRA to figure the year-end total IRA account balance. This includes all regular IRAs, as well as Simplified Employer Pension (SEP) IRAs, and Rollover IRAs. Distributions taken during the year must also be added back in.

Financial Disclosure

Information about the Funds and the method by which the annual earnings are computed and allocated to each shareholder's account is described in the prospectus accompanying this disclosure statement.

An annual administration fee of $15.00 is also required. This fee will be deducted from the account as a separate item on the first business day of December each year. You will be notified of this fee by invoice and may pay by separate check before November 15. A complete description of Class R shares is provided in the prospectus. You must have received a prospectus prior to submitting your application to create an IRA. The annual earnings on your IRA will depend upon the investment income received by the Fund or Funds which you select. Growth in value of this account is neither guaranteed nor projected. All certificates shall be held by the Custodian. The Custodian has the right to change its fees in the current and/or future years.

Prohibited Transactions

If Participant borrows money by use of their IRA or uses any portion of his or her IRA as security for a loan (which the Plan prohibits), the portion so used will be treated for tax purposes as having been distributed to them. In addition, if a Participant or his or her Beneficiary engages in a prohibited transaction (as defined in Section 4975 of the Internal Revenue Code) with respect to his or her IRA, the Account will be disqualified and the entire amount in the IRA Account will be treated as having been distributed to him or her. Examples of prohibited transactions are the borrowing of the income or principal from an IRA, selling property to or buying property from an IRA, or receiving more than reasonable compensation for services performed for an IRA. When all or a portion of an IRA is treated as having been distributed, such amounts will be includable in the Participant's gross income for that taxable year and will generally be subject to the 10% federal tax on premature distributions (unless the Participant is disabled or has reached the age of 59 1/2).

Estate And Gift Tax Considerations

Transfers of IRAs are generally subject to taxation under federal estate and gift tax laws. To the extent that benefits are distributed to the spouse of the Participant, the amount of the benefits may be eligible for the estate tax marital deduction

The excise tax on excess retirement distributions does not apply to such distributions after the death of the Plan Participant, but a federal estate tax is imposed amounting to 15% of any excess retirement accumulation. This estate tax is imposed regardless of whether the decedent had a taxable estate and cannot be reduced or offset by any estate tax credits or deductions. However, a surviving spouse beneficiary of essentially all of the decedent's aggregate retirement plans may elect out of the estate tax treatment and have the decedent's aggregate retirement plans be treated as those of the surviving spouse for income and estate tax purposes.

An irrevocable beneficiary designation may result in a taxable gift of a future interest which would not qualify for the gift tax annual inclusion. However, if a spouse is the beneficiary, the gift will generally qualify for the marital deduction. In community property states, if a person other than a spouse is designated as the plan beneficiary, the spouse might be considered to have made a gift on one-half of the value of the benefit conveyed when the conveyance is complete.

IRA Approval Letter

The IRS approval letter provided in this booklet is a determination only as to the form of the IRA and does not represent a determination of the merits of the IRA investment plan.

Further Information

Further information regarding Individual Retirement Accounts and the retirement savings deduction may be obtained from any district office of the Internal Revenue Service.

BECAUSE LEGAL AND TAX CONSEQUENCES OF THE USE OF THE PLAN MAY VARY IN PARTICULAR CASES, INDEPENDENT ADVICE SHOULD BE SOUGHT FROM YOUR ATTORNEY OR TAX ADVISOR.

                              IRS OPINION LETTER

Below is the Internal Revenue Service opinion letter approving the form of the custodian agreement for the Princor IRA.

       Internal Revenue Service                 Department of Treasury

Plan Name:  IRA Custodial Account               Washington, DC 20224
FFN: 50107440000-016  Case: 9170139
   EIN: 42-0127290                              Person to Contact:  Mr. Welty
Letter Serial No: D112912a
                                                Telephone Number:  (202)566-4111
     PRINCIPAL MUTUAL LIFE INSURANCE CO.

     THE PRINCIPAL FINANCIAL GROUP              Refer Reply to:  E:EP:Q:2

     DES MOINES            IA       50392       Date:  08/29/91


Dear Applicant:

In our opinion, the form of the prototype trust, custodial account or annuity contract identified above is acceptable under section 408 of the Internal Revenue Code, as amended by the Tax Reform Act of 1986.

Each individual who adopts this approved plan will be considered to have a retirement savings program that satisfies the requirements of Code section 408, provided they follow the terms of the program and do not engage in certain transactions specified in Code section 408(e). Please provide a copy of this letter to each person affected.

The Internal Revenue Service has not evaluated the merits of this savings program and does not guarantee contributions or investments made under the savings program. Furthermore, this letter does not express any opinion as to the applicability of Code section 4975, regarding prohibited transactions.

Code section 408(i) and related regulations require that the trustee, custodian or issuer of a contract provide a disclosure statement to each participant in this program as specified in the regulations. Publication 590, Tax Information on Individual Retirement Arrangements, gives information about the items to be disclosed.

The trustee, custodian or issuer of a contract is also required to provide each adopting individual with annual reports of savings program transactions.

Your program may have to be amended to include or revise provisions in order to comply with future changes in the law or regulations.

If you have any questions concerning IRS processing of this case, call us at the above telephone number. Please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter. Please provide those adopting this plan with your phone number, and advise them to contact your office if they have any questions about the operation of this plan.

You should keep this letter as a permanent record. Please notify us if you terminate the form of this plan.

                                           Sincerely yours,



                                           JOHN SWIECA
                                           John Swieca
                                           Chief, Employee Plans
                                           Qualifications Branch